Exhibit 99.1

OncoCyte Corporation Completes Equity Financing Round

- Capital to fund further development and commercialization efforts of cancer diagnostic tests by BioTime subsidiary -

ALAMEDA, Calif.--(BUSINESS WIRE)--May 14, 2015--BioTime, Inc. (NYSE MKT:BTX) and its subsidiary OncoCyte Corporation today announced that OncoCyte has received a new round of financing to fund further development and commercialization activities for its cancer diagnostic products. With completion of the financing, which included a cash investment of $3.3 million and conversion of $3.3 million of existing debt into equity, OncoCyte has approximately $7 million in cash and marketable securities, which should be sufficient to fund current operations into early 2016. Proceeds from this transaction will be used to fund activities associated with the research, clinical development and commercialization of OncoCyte’s proprietary PanC-Dx™ cancer diagnostic tests. All of OncoCyte’s existing shareholders participated in the financing round.

“With this round of financing, OncoCyte is well positioned to prepare for commercialization of our cancer diagnostic products,” said Joseph Wagner, Ph.D., Chief Executive Officer of OncoCyte. “As we complete analysis of the initial clinical data from our studies in lung, bladder, and breast cancer, we plan on collecting additional clinical validation data for our tests, solidifying the commercialization paths for each product, identifying our lead test for launch, and developing a longer-term financing strategy. On behalf of OncoCyte, I thank our dedicated investors for their continued support.”

PanC-Dx™ is a class of non-invasive cancer diagnostics based on OncoCyte’s proprietary set of cancer markers, which were discovered by company scientists through an analysis of broad gene expression patterns in numerous cancer types. OncoCyte is currently sponsoring three clinical studies of PanC-DxTM in bladder, breast, and lung cancer. Interim data from the bladder and breast cancer studies were presented in April at the annual meeting of the American Association of Cancer Research. Data from the lung cancer study will be presented at the upcoming annual meeting of the American Thoracic Society Annual Meeting on May 19 in Denver, Colorado. Final data from all three studies are expected to be presented by the end of 2015.

About OncoCyte Corporation

OncoCyte, a majority-owned subsidiary of BioTime, Inc., is developing novel products for the diagnosis and treatment of cancer in order to improve the quality and length of life of cancer patients. Based on large unmet need, market size, and data generated thus far from patient sample screening, OncoCyte is initially focusing its efforts on developing PanC-Dx™ diagnostic products for use in detecting breast, bladder, and lung cancers. PanC-Dx™ is a class of non-invasive cancer diagnostics based on a proprietary set of cancer markers characterized, in part, by broad gene expression patterns in numerous cancer types. The PanC-Dx™ biomarkers were discovered as a result of ongoing research within OncoCyte and BioTime on the gene expression patterns associated with embryonic development. This research has demonstrated that many of the same genes associated with normal growth during embryonic development are abnormally reactivated by cancer cells. These genes regulate such diverse processes as cell proliferation, cell migration and blood vessel formation. Many of these genes have not been previously associated with cancer. Moreover, expression of a large subset of these genes is conserved across numerous cancer types (e.g. cancers of the breast, colon, ovaries, etc.), suggesting these genes may control fundamental processes during cancer growth and progression. In addition to their potential value in developing diagnostic biomarkers, an understanding of the pattern of expression of these genes may also enable the development of powerful new cancer therapeutics that target rapidly proliferating cancer cells.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, nearing the completion of initial clinical studies for the detection of bladder, breast, and lung cancers. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP-compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 212-850-6020
mpolyviou@evcgroup.com